Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2022, relating to the financial statements of Stepan Company and the effectiveness of Stepan Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Stepan Company for the year ended December 31, 2021.

/s/ Deloitte & Touch LLP
Chicago, Illinois
April 26, 2022